Filed pursuant to Rule 424(b)(3)

Registration No. 333-236926

IMPORTANT NOTICE

ProShares Ultra Bloomberg Crude Oil (UCO)

ProShares UltraShort Bloomberg Crude Oil (SCO)

(each, an “Oil Fund”, and together, the “Oil Funds”)

Supplement dated August 14, 2020

to each Oil Fund’s Prospectus and Disclosure Document Dated March 30, 2020, each as supplemented

The Securities and Exchange Commission has approved a listing rule change that allows each of ProShares Ultra Bloomberg Crude Oil and ProShares UltraShort Bloomberg Crude Oil (the “Oil Funds”) to change its benchmark from the Bloomberg WTI Crude Oil SubindexSM to the Bloomberg Commodity Balanced WTI Crude Oil IndexSM (the “New Crude Oil Benchmark”). The Oil Funds intend to change to the New Crude Oil Benchmark in September 2020. Following this change, the investment objective of each Oil Fund will be to seek daily investment results, before fees and expenses, that correspond to two times (2x) or two times the inverse (-2x), as applicable, of the daily performance of the New Crude Oil Benchmark. The Oil Funds expect to transition their portfolios over a one or two day period in September and to have exposure to the WTI crude oil futures contracts comprising the New Crude Oil Benchmark at the end of such transition period. The daily performance of the New Crude Oil Benchmark is published by Bloomberg Finance L.P. and is available under the Bloomberg ticker symbol: BCBCLI Index. Additional details concerning the transition will be made available through another Form 8-K filing prior to the actual transition dates.

These securities have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

NEITHER THE TRUST NOR ANY FUND IS A MUTUAL FUND OR ANY OTHER TYPE OF INVESTMENT COMPANY AS DEFINED IN THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, AND NEITHER IS SUBJECT TO REGULATION THEREUNDER.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

Please retain this supplement for future reference.